EX-99.4g

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                                                           JACKSON NATIONAL LIFE
                                                               INSURANCE COMPANY
                                                                 A STOCK COMPANY
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                     5% COMPOUNDED DEATH BENEFIT ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE BENEFITS DESCRIBED IN THIS ENDORSEMENT WILL CEASE UPON TERMINATION OF THE CONTRACT. THIS 5% COMPOUNDED DEATH BENEFIT MAY ONLY BE ELECTED PRIOR TO THE ISSUE DATE. THE CONTRACT IS AMENDED AS FOLLOWS:

1.   The CONTRACT DATA PAGE is amended by the addition of the following:

"5% COMPOUNDED DEATH BENEFIT    On an annual basis, this charge equals [0.15]%
CHARGE:                         of the daily net asset value of the Investment
                                Divisions."

2. The DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE provision is deleted and replaced with the following:

"DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE. The death benefit is equal to the greatest of:
1.   The current Contract Value;
2.   all Premiums paid into the Contract (net of any applicable premium taxes);
     a. less any withdrawals (including any applicable charges and adjustments to such withdrawals),
     b. less Annual Contract Maintenance Charges, Transfer Charges and any applicable charges due under any optional endorsement to the Contract, and
     c.   less any taxes incurred;
3.   all Premiums paid into the Contract (net of any applicable premium taxes);
     a. less any withdrawals (including any applicable charges and adjustments for such withdrawals),
     b. less Annual Contract Maintenance Charges, Transfer Charges, and any applicable charges due under any optional endorsement to the Contract, and
     c. less any taxes incurred, compounded at an annual interest rate of 5% (4% if the Owner was age 70 or older on the Issue Date); or
4.   the Contract Value at the end of the 7th Contract Year;
     a. plus all Premiums (net of any applicable premium taxes) paid since the end of the 7th Contract Year,
     b. less any withdrawals (including any applicable charges and adjustments for such withdrawals) incurred since the end of the 7th Contract Year,
     c. less Annual Contract Maintenance Charges, Transfer Charges, and any applicable charges due under any optional endorsement to the Contract deducted since the end of the 7th Contract Year, and
     d. less any taxes incurred since the end of the 7th Contract Year, compounded at an annual interest rate of 5% (4% if the Owner was age 70 or older on the Issue Date).

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For  purposes  of  calculating  the  amounts  in  items 3 and 4  above,  (a) all adjustments  will  occur  at the time of the  withdrawal,  Premium  payment,  or deductions of the Annual  Contract  Maintenance  Charge,  Transfer  Charge,  any
applicable  charges  due  to  optional   endorsements  or  taxes,  and  (b)  all
adjustments for amounts withdrawn will reduce items 3 and 4 above in the same proportion that the Contract Value was reduced on the date of such withdrawal.

The death benefit amount will be determined as of the end of the Business Day when due proof of the Owner's death satisfactory to the Company and an election as to the type of death benefit option is received by the Company at its Service Center in Good Order.

In determining the current Contract Value (item 1 above) to be paid upon distribution due to the Owner's death, the amount attributable to Indexed Fixed Options will be the sum of the Indexed Fixed Option Values on the Index Determination Date immediately preceding the date the Company receives a complete request for payment in Good Order.

The death benefit amounts determined under item 3 and item 4 above shall never exceed 250% of Premiums paid into the Contract (net of any applicable premium taxes), less any withdrawals and any applicable Contract charges assessed and adjustments to such withdrawals, Annual Contract Maintenance Charges, Transfer Charges and any applicable charges due under any optional endorsement to the Contract, and taxes incurred since the issuance of the Contract.

From the time of death of the Owner until the death benefit amount is determined, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies)."


                               Signed for the
                               Jackson National Life Insurance Company

                               /s/ Clark P. Manning

                               PRESIDENT AND CHIEF EXECUTIVE OFFICER


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